Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: June 11, 2018	Charles N. Funk
President & CEO
319.356.5800

MIDWESTONE NAMES GARY L. SIMS AS CCO

IOWA CITY, IA (June 11, 2018) -- MidWestOne Financial Group, Inc. (Nasdaq: MOFG), parent company of MidWestOne Bank, today announced the hiring of Gary L. Sims as Senior Vice President - Credit Administration, and he will begin his employment with the Company and MidWestOne Bank, the Company’s subsidiary bank (the “Bank”), on June 25, 2018. Mr. Sims will succeed Kent L. Jehle in the position of Chief Credit Officer of the Company and the Bank, effective upon Mr. Jehle's previously announced retirement, which will be on September 1, 2018. MidWestOne Financial Group and MidWestOne Bank, effective upon Mr. Jehle's previously announced retirement, which has an effective date of September 1, 2018. Mr. Sims joins MidWestOne after serving six years as Chief Credit Officer of NHB Bank, a subsidiary of National Bank Holding Corporation, located in Greenwood Village, Colorado.
“Gary comes well equipped to fill this important role in our company," said Charlie Funk, MidWestOne President & CEO. "He has a wealth of experience in our industry and understands how to administer credit over a wide geographic footprint. He will be a good cultural fit for MidWestOne.”
In his position as Chief Credit Officer at NHB Bank, Mr. Sims was responsible for a $2.2 billion commercial loan portfolio, and a $3.1 billion total loan portfolio. He brings significant experience to MidWestOne Bank in the areas of the credit approval process, portfolio monitoring, development and maintenance of commercial credit policy and processes, and strategic partnering on problem loans.
Mr. Sims is a graduate of the University of North Texas in Denton, Texas, with a bachelor of business degree in finance. He will relocate to the Iowa City area with his wife, Alice.
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About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the Nasdaq Global Select Market under the symbol “MOFG”.
Cautionary Note Regarding Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. MidWestOne Financial Group intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses, an increase in the provision for loan losses, and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities, trade, and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) war or terrorist activities which may cause further deterioration in the economy or cause instability in credit markets; (21) cyber-attacks; and (22) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.